Exhibit (a)(1)(H)

FORM OF EMAIL TO ELIGIBLE EMPLOYEES

CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS

From:     Societal CDMO, Inc.

Re:     Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated June 1, 2022 (the “Offer Documents”). With this letter, we confirm that Societal CDMO, Inc. (“Societal CDMO”) has accepted the Eligible Options listed on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New RSUs will be granted to you. Your New RSUs will appear shortly in Societal CDMO’s online equity administration portal, and your restricted stock unit agreement(s) will be available for electronic acceptance. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Options, such options will not be accepted by Societal CDMO and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions please contact us by email at optionexchange@societalcdmo.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.